INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the "Agreement") is made as of September 26, 2025, by and between Founder Funds Trust (the "Trust"), a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of its series, the Founder 100 ETF (the "Fund"), and Founder ETFs, a Montana limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Adviser").

WHEREAS, the Trust is authorized to issue shares in one or more series, including the Fund, which seeks to provide investment results that correspond generally to the performance of the broader large-cap equity market; and

WHEREAS, the Trust desires to retain the Adviser to provide investment advisory and related services to the Fund, and the Adviser is willing to provide such services under the terms set forth herein; and

WHEREAS, this Agreement has been approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" as defined in Section 2(a)(19) of the 1940 Act (the "Independent Trustees"), pursuant to Section 15(c) of the 1940 Act;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Appointment of Adviser

The Trust hereby appoints the Adviser to act as investment adviser to the Fund, and the Adviser accepts such appointment. The Adviser shall manage the Fund’s investment portfolio and provide related administrative services as set forth herein, subject to the supervision of the Trust’s Board of Trustees.

2. Duties of the Adviser

2.1 Investment Management

The Adviser shall, subject to the Fund’s investment objectives, policies, and restrictions as set forth in the Fund’s Prospectus and Statement of Additional Information (collectively, the "Registration Statement"), as amended from time to time:

(a) Manage the Fund’s portfolio, including the purchase, retention, and sale of securities, in accordance with the Fund’s investment strategy to achieve results corresponding generally to the broader large-cap equity market;

(b) Implement an investment strategy, which may include active management or a passive approach using replication or sampling, as appropriate, to meet the Fund’s objectives;

(c) Oversee the Fund’s compliance with applicable investment restrictions under the 1940 Act and Rule 6c-11;

(d) Provide recommendations on portfolio composition and rebalancing to align with the Fund’s investment objectives.

2.2 Administrative Services

The Adviser shall:
(a) Coordinate with the Fund’s custodian, administrator, and authorized participants to facilitate the creation and redemption of Fund shares in accordance with Rule 6c-11;
(b) Assist in preparing and maintaining the Fund’s Registration Statement and other regulatory filings;
(c) Provide reports to the Board of Trustees as requested to facilitate oversight under Section 15(c) of the 1940 Act;
(d) Oversee the Fund’s compliance with daily portfolio transparency and basket policies under Rule 6c-11.

2.3 Delegation

The Adviser may delegate certain duties to sub-advisers or third-party service providers, subject to Board approval and compliance with the 1940 Act, provided the Adviser remains responsible for such delegated duties.

3. Compensation

3.1 Unitary Fee

The Trust shall pay the Adviser, as full compensation for all investment management, administrative, and operational services provided under this Agreement, a unitary management fee equal to 0.75% per annum of the Fund’s average daily net assets, calculated and accrued daily and payable daily in arrears. This unitary fee shall cover all operating expenses of the Fund, including but not limited to custody, administration, audit, legal, and transfer agency fees, except for the following excluded expenses: (i) taxes, (ii) interest, (iii) extraordinary or non-recurring expenses (such as litigation or indemnification costs), and (iv) brokerage commissions and other transaction-related costs.

3.2 Fee Calculation

The average daily net assets shall be determined by taking the average of the net assets computed daily in accordance with the Fund’s policies.

3.3 Fee Waiver

The Adviser may, at its discretion, waive all or a portion of the unitary fee or reimburse Fund expenses to maintain a competitive expense ratio, as approved by the Board.

4. Expenses

The Adviser shall bear all operating expenses of the Fund as part of the unitary fee described in Section 3.1, including but not limited to the costs of providing investment management and administrative services, personnel, office space, equipment, custody, administration, audit, legal, and transfer agency services. The Fund shall be responsible only for the following excluded expenses: (i) taxes, (ii) interest, (iii) extraordinary or non-recurring expenses (such as litigation or indemnification costs), and (iv) brokerage commissions and other transaction-related costs, as set forth in the Registration Statement.

5. Standard of Care

The Adviser shall perform its duties with the care, skill, prudence, and diligence that a fiduciary under the 1940 Act would reasonably be expected to exercise. The Adviser shall not be liable for any loss or error in judgment, except for losses resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations (collectively, "Disabling Conduct").

6. Term and Termination

6.1 Term

This Agreement shall become effective upon approval by the Board of Trustees and, if required, by a vote of the Fund’s shareholders pursuant to Section 15(a) of the 1940 Act, and shall continue in effect for an initial term of two years, renewable annually thereafter by approval of the Board, including a majority of Independent Trustees.

6.2 Termination

This Agreement may be terminated:
(a) By the Trust, upon approval by the Board or a majority vote of the Fund’s shareholders, with 60 days’ written notice to the Adviser;
(b) By the Adviser, with 60 days’ written notice to the Trust;
(c) Automatically upon assignment, as defined in Section 2(a)(4) of the 1940 Act, unless approved by the Board and shareholders;
(d) Immediately upon written notice in the event of Disabling Conduct by either party.

7. Brokerage and Trading

The Adviser shall select brokers and dealers for portfolio transactions in the best interests of the Fund, considering factors such as execution quality, commission rates, and research services, consistent with Section 28(e) of the Securities Exchange Act of 1934. The Adviser shall provide the Board with periodic reports on brokerage allocation.

8. Compliance with Laws

The Adviser shall comply with all applicable federal and state securities laws, including the 1940 Act, the Investment Advisers Act of 1940, and Rule 6c-11, and shall maintain policies to ensure the Fund’s compliance with its Registration Statement and regulatory requirements.

9. Records and Reports

The Adviser shall maintain records relating to the Fund’s portfolio transactions and advisory services as required by Rule 31a-1 under the 1940 Act and make such records available to the Trust, its auditors, or the Securities and Exchange Commission (SEC) upon request.

10. Indemnification

10.1

The Trust shall indemnify the Adviser against losses arising from the Adviser’s performance of its duties, except for losses resulting from Disabling Conduct.

10.2

The Adviser shall indemnify the Trust and the Fund against losses resulting from the Adviser’s Disabling Conduct.

11. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the 1940 Act, to the extent applicable. In case of conflict, the 1940 Act shall control.

12. Miscellaneous

12.1 Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements.

12.2 Amendments

Amendments to this Agreement require approval by the Board, including a majority of Independent Trustees, and, if required, shareholder approval under the 1940 Act.

12.3 Severability

If any provision is found invalid, the remaining provisions shall remain in effect.

12.4 Assignment

This Agreement may not be assigned without Board and shareholder approval, as required by Section 15(a) of the 1940 Act.

12.5 Notices

Notices shall be sent to the addresses below or as otherwise designated:

•	Trust: Founder Funds Trust, 25 Highland Park Village, Suite 100-587 Dallas, TX 75205
•	Adviser: Founder ETFs LLC, 25 Highland Park Village, Suite 100-587 Dallas, TX 75205

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUNDER FUNDS TRUST, on behalf of Founder 100 ETF

By: /s/ Michael C Monaghan
Name: Michael C Monaghan
Title: President

FOUNDER ETFS LLC

By: /s/ Michael C Monaghan
Name: Michael C Monaghan
Title: Partner